Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE CHARTER OF

FRED’S, INC.

Pursuant to the provisions of Section 48-16-102 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Charter:

1.	The name of the corporation is FRED’S, INC.

2.	The text of the amendment determining the terms of the series of preferred shares is as follows:

Paragraph 1 of Section F of Article Fourth of the Charter is deleted in its entirety, and the following is substituted in its place:

1.           Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred” (the “Series A Preferred”) and the number of shares constituting such series shall be the number obtained by dividing by 100 the total number of shares of the Common Stock, no par value per share, of the Corporation (“Common Shares”) outstanding, plus the number of Common Shares reserved for issuance pursuant to the Corporation’s 2002 Long Term Incentive Plan.  The number of Series A Preferred shares shall be adjusted automatically from time to time in accordance with the preceding sentence.  Notwithstanding the foregoing, at no time shall the number of preferred shares designated pursuant hereto exceed 10,000,000.

3.           The amendment was duly adopted by the Board of Directors on _________________.

Dated this _____ day of ____________, 2008.

FRED’S, INC.

_________________________________
Charles S. Vail, Secretary